Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

GIGOPTIX INC.,

AHOY ACQUISITION CORPORATION,

AND

CHIPX, INCORPORATED

NOVEMBER 9, 2009

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		46

4.1	Organization and Good Standing	46
4.2	Power, Authorization and Validity	47
4.3	Capitalization of Parent	47
4.4	No Conflict	48
4.5	Capitalization and Operations of Merger Sub	48
4.6	Stockholders Consent	49
4.7	Board Approval	49
4.8	SEC Documents; Parent Financial Statements	49
4.9	No Undisclosed Liabilities	49
4.10	Litigation	50
4.11	Disclosure	50
4.12	Merger Consideration	50
4.13	Reorganization	50

ARTICLE V COMPANY COVENANTS		50

5.1	Advice of Changes	50
5.2	Maintenance of Business	51
5.3	Conduct of Business	51
5.4	Regulatory Approvals	54
5.5	Litigation	54
5.6	No Other Negotiations	54
5.7	Access to Information	55
5.8	Satisfaction of Conditions Precedent	56
5.9	Notices to Company Securityholders and Employees	56

ARTICLE VI PARENT COVENANTS		56

6.1	Advice of Changes	56
6.2	Regulatory Approvals	56
6.3	Satisfaction of Conditions Precedent	57
6.4	Litigation	57

ARTICLE VII ADDITIONAL AGREEMENTS		60

7.1	Market Stand-Off	60
7.2	Approval of the Company Stockholders	61
7.3	Sale of Shares Pursuant to Regulation D	61
7.4	Blue Sky Laws	61
7.5	Registration of Shares of Parent Common Stock Issued in the Merger	61
7.6	Directors’ and Officers’ Indemnification and Insurance	64
7.7	Employees	65
7.8	Reorganization	66

ARTICLE VIII CONDITIONS TO CLOSING OF MERGER		66

8.1	Conditions to Each Party’s Obligation to Effect the Merger	66
8.2	Additional Conditions to Obligations of Parent and Merger Sub	67
8.3	Additional Conditions to Obligations of the Company	69

ARTICLE IX TERMINATION OF AGREEMENT		70

9.1	Termination by Mutual Consent	70
9.2	Unilateral Termination	70
9.3	Effect of Termination	71

ARTICLE X NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES		71

10.1	No Survival	71

ARTICLE XI MISCELLANEOUS		71

11.1	Governing Law	71
11.2	Assignment; Binding Upon Successors and Assigns	71
11.3	Severability	72
11.4	Counterparts	72
11.5	Other Remedies	72
11.6	Amendments and Waivers	72
11.7	Expenses	73
11.8	Attorneys’ Fees	73
11.9	Notices	73
11.10	Interpretation; Rules of Construction	74
11.11	Third Party Beneficiary Rights	74
11.12	Public Announcement	74
11.13	Entire Agreement	75
11.14	Waiver of Jury Trial	75

LIST OF EXHIBITS

Exhibit A-1	List of Signatories to Voting Agreement
Exhibit A-2	Form of Voting Agreement
Exhibit B	Investor Representation Statement
Exhibit C	Parent Management
Exhibit D	Parent Stockholder Consent

LIST OF SCHEDULES

Schedule 5.3(f)	Cash Severance
Schedule 7.7	Severance and COBRA

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 9, 2009 (the “Agreement Date”) by and among GigOptix Inc., a Delaware corporation (“Parent”), Ahoy Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and ChipX, Incorporated, a Delaware corporation (the “Company”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the laws of the State of Delaware.

B. The Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the Merger.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Company Stockholder listed on Exhibit A-1 is executing and delivering to Parent a Voting Agreement to approve the Merger, in substantially the form attached hereto as Exhibit A-2 (a “Voting Agreement”).

D. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

E. For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Now, therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Alternative Transaction” means (a) any merger, consolidation, business combination or similar transaction involving the Company; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of the Company; or (c) any sale, lease, exchange, transfer, license or disposition to a third party of the Company Business.

“Amended and Restated Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 12, 2008, as further amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on December 9, 2008.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Available Series AA Merger Consideration” means (x) the Total Available Merger Consideration less (y) the Series BB Merger Consideration.

“Balance Sheet Date” means September 30, 2009.

“Books and Records” means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the assets of the Company or the Company Business, (b) all books, records, lists, ledgers, financial data, files, reports, Returns and related work papers and letters from accountants, budgets, pricing guidelines, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the assets of the Company or the Company Business (including records and lists of customers, distributors, suppliers and personnel), computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, and (c) all telephone and fax numbers used in the Company Business, and in each case whether maintained as hard copy or stored in computer memory and whether owned by the Company or its Affiliates.

“Certificate of Merger” means the certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware at the time of Closing in such appropriate form as shall be required by Delaware Law.

“Closing” means the closing of the transactions necessary to consummate the Merger.

“Closing Date” means a time and date on which the Closing shall occur to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time, date and location as the parties hereto agree in writing.

“Closing Merger Expense Certificate” means a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying the amount of unpaid Merger Expenses (including an itemized list of each Merger Expense and the Person to whom such expense was or is owed).

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Business” means the business of the Company (including its Subsidiaries) as presently conducted.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, par value $0.001 per share, and Class A Common Stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and dated as of the Agreement Date and delivered by the Company to Parent on the Agreement Date listing any exceptions to the representations and warranties of the Company herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article III to which it relates, and each of which exceptions shall also be deemed to be a representation and warranty made by the Company under Article III hereof; provided, however, that any exception to or disclosure in respect of any representation, warranty or covenant, and any other information, which is disclosed in one section of the Company Disclosure Schedule shall be deemed to have been disclosed in every other section of the Company Disclosure Schedule and shall be deemed a disclosure in respect of every other representation, warranty or covenant contained in the Agreement, but only to the extent it is reasonably apparent that such exception or disclosure is applicable to such other representation, warranty or covenant).

“Company Financial Statements” means (a) the Company’s or its predecessor’s audited balance sheets dated December 31, 2007 and December 31, 2008; (b) the Company Balance Sheet; (c) the Company’s or its predecessor’s audited statement of income and statement of cash flows for the years ended December 31, 2007 and December 31, 2008; and (d) the Company’s unaudited statement of income and statement of cash flows for the nine months ended September 30, 2009.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock issued pursuant to the Company Option Plan or otherwise.

“Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company, and includes the Series A-1 Preferred Stock, the Series C-1 Preferred Stock, the Series E-1 Preferred Stock, the Series F-1 Preferred Stock, the Series H-1 Preferred Stock the Series AA Preferred Stock and the Series BB Preferred Stock.

“Company Securityholders” means the Company Stockholders, Company Optionholders and Company Warrantholders, collectively.

“Company Option Plan” means the 1994 Stock Option Plan of the Company, as amended from time to time and the 2003 Chip Express Limited Israeli Stock Option Plan, as amended from time to time.

“Company Stockholders” means the holders of shares of Company Capital Stock immediately prior to the Effective Time (including holders of shares of Company Common Stock issued immediately prior to the Effective Time upon exercise of Company Warrants).

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means the warrants to purchase shares of Series AA Preferred Stock and Series BB Preferred Stock.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected prior to the taking of a stockholder vote on the Merger at the Company’s Stockholder Meeting or by written consent in accordance with Delaware Law in connection with the Merger.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of the Company, whether in tangible or electronic form, whether owned by the Company or held by the Company under any licenses or sublicenses (or similar grants of rights).

“Effective Time” means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (or such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger); provided that the Effective Time shall occur on the Closing Date.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means a transfer agent appointed by Parent who shall be reasonably acceptable to the Company.

“Exercise Price” means the per share exercise price as stated in a Company Warrant or a Company Option.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the Chief Scientist, the Investment Center, the State of Israel, the BIRD Foundation and other bi- or multi-national grant programs for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including (a) patents, patent applications, patent rights, (b) trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, together with all common law rights and goodwill related to the foregoing, (c) Internet domain names, Internet and World Wide Web URLs or addresses, (d) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, moral rights, and other rights of authorship or exploitation, (e) franchises and licenses, (f) inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), (g) software source code and object code, and (h) all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of the executive officers of an entity (collectively, the “Entity Representatives”). Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Entity Representative has actual knowledge of the fact, circumstance or event.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), Intellectual Property, liabilities, business, operations, or results of operations of such entity and its Subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from (a) the direct effect of actions by the Company taken at the direction or request of Parent or prohibited from being taken pursuant to this Agreement, (b) changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (c) the loss, diminution or disruption of the Company’s existing or prospective customers, suppliers or employees arising from, or reasonably attributable to, the announcement and the pendency of the Merger and the related transactions, and (d) any material changes in general economic, market or political conditions (including any changes relating to or arising out of war, actors of terrorism or pandemic).

“Merger Consideration” means the total number of Parent Common Shares issued pursuant to Section 2.1(c)(i).

“Merger Expenses” means all out-of-pocket costs and expenses incurred or payable by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub Common Stock” means the Common Stock, par value $0.0001 per share, of Merger Sub.

“Parent Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Parent by an officer or officers of Parent at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Business” means the business of the Parent (including its Subsidiaries) as presently conducted.

“Parent Closing Price” means the average of the closing bid or sale prices (whichever is applicable) over the thirty day period ending three days prior to the Closing Date.

“Parent Common Shares” means the common shares in the capital of Parent.

“Parent Option Plans” means, collectively, the Lumera Corporation 2000 Equity Incentive Plan, the Lumera Corporation 2004 Stock Option Plan, the GigOptix LLC Equity Incentive Plan and the GigOptix, Inc. 2008 Equity Incentive Plan.

“Parent Options” means options to purchase shares of Parent Common Shares issued pursuant to the Parent Option Plans or otherwise.

“Parent Preferred Stock” means the undesignated preferred stock of the Parent, par value $0.001 per share.

“Permitted Encumbrances” means (a) statutory liens for taxes that are not yet due and payable; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Personal Element” means a natural person’s full name (or last name if associated with an address), telephone number, e-mail address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural person.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to Section 13(a) of the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Series AA Liquidation Price” means (x) (i) the Available Series AA Merger Consideration multiplied by (ii) the Parent Closing Price; divided by (y) 13,924,043.

“Series AA Percentage” means the percentage that a share of Series AA Preferred Stock equals as of immediately prior to the Effective Time of the total number of shares of Series AA Preferred Stock (including as a result of the exercise of any Company Warrant pursuant to Section 2.1(c)(ii)).

“Series AA Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series AA Preferred Stock in the Company’s Amended and Restated Certificate of Incorporation.

“Series A-1 Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series A-1 Preferred Stock in the Company’s Amended and Restated Certificate of Incorporation.

“Series BB Merger Consideration” means the total number of Parent Common Shares issued pursuant to Section 2.1(c)(i)A.

“Series BB Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series BB Preferred Stock in the Company’s Amended and Restated Certificate of Incorporation.

“Series C-1 Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series C-1 Preferred Stock in the Company’s Amended and Restated Certificate of Incorporation.

“Series E-1 Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series E-1 Preferred Stock in the Company’s Amended and Restated Certificate of Incorporation.

“Series F-1 Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series F-1 Preferred Stock in the Company’s Amended and Restated Certificate of Incorporation.

“Series H-1 Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company designated as Series H-1 Preferred Stock in the Company’s Amended and Restated Certificate of Incorporation.

“Spreadsheet” means the spreadsheet delivered to Parent pursuant to Section 8.2(k) which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time (assuming the Closing Date and Effective Time take place on the same day), the following factual information relating to the Company Securityholders: (a) the names of all the Company Securityholders who are receiving Merger Consideration and, to the knowledge of the Company, their respective last known addresses and (where available) taxpayer identification numbers; (b) the number and type of shares of Series AA Preferred Stock and Series BB Preferred Stock held by, or subject to the Company Options or Company Warrants held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; and (c) the exercise price per share in effect for each Company Warrant.

“Subsidiary” means a corporation or other business entity in which the Company, Parent or Merger Sub, as applicable, owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any and all federal, state, local municipal or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being or ceasing to be a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period including pursuant to Treasury Regulations Section 1.1502-6 or analogous provision of state, local or foreign law, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person by Contract, law or otherwise or as a result of any express or implied obligation to indemnify any other Person.

“Transfer” means the sale, assignment, contract or offer to sell, sell short, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Parent Common Shares.

“Total Available Merger Consideration” means 3,540,952 Parent Common Shares.

“Unique Identifying Number” means an identifier uniquely associated with a person such as a social security number, driver’s license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify such person.

“User Data” means, to the extent collected or acquired by or on behalf of the Company: (a) all data related to impression and click-through activity of users, including user identification and associated activities at a website as well as pings and activity related to closed loop reporting and all other data associated with a user’s behavior on the Internet, including without limitation all e-mail lists or other user information acquired by the Company directly or indirectly from a third party that collected such information, (b) all data that contains a Personal Element, (c) known, assumed or inferred information or attributes about a user or identifier, and (d) all derivatives and aggregations of (a), (b) and (c), including user profiles.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

ARTICLE II

THE MERGER

2.1 Conversion of Shares.

(a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.0001 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Capital Stock that are issued and outstanding immediately after the Effective Time.

(b) Cancellation of Company-Owned Capital Stock. Notwithstanding the provisions of Section 2.1(c) below, each share of Company Capital Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Conversion or Cancellation of Company Capital Stock; Exercise or Conversion of Company Warrants; Cancellation of Company Options; Issuance of Restricted Shares.

(i) Company Common Stock. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any Company Stockholder, the following shall occur:

A. Conversion of Series BB Preferred Stock. Each share of Series BB Preferred Stock outstanding immediately prior to the Effective Time will be cancelled and extinguished, and each share of Series BB Preferred Stock (other than any shares that either then are or remain then eligible to become Dissenting Shares (as provided in Section 2.6) shall be automatically converted into the right to receive such number of Parent Common Shares as is determined by the following formula: (x) 3.2745 divided by (y) the Parent Closing Price.

B. Conversion of Series AA Preferred Stock. Each share of Series AA Preferred Stock outstanding immediately prior to the Effective Time will be cancelled and extinguished, and each share of Series AA Preferred Stock (other than any shares that either then are or remain then eligible to become Dissenting Shares (as provided in Section 2.6) shall be automatically converted into the right to receive such number of Parent Common Shares as is determined by the following formula: (x) the Available Series AA Merger Consideration multiplied by (y) the Series AA Percentage.

C. Cancellation of Other Company Capital Stock. Each share of other Company Capital Stock shall be cancelled and extinguished without any conversion thereof.

(ii) Company Warrants. Prior to the Closing, the Company shall adopt such procedures as it deems to be reasonably necessary to permit the holders of any outstanding Company Warrants to elect to:

A. If the Company Warrant is for the purchase of Series BB Preferred Stock and if the Exercise Price is less than $3.2745 per share, effect a net exercise of such Company Warrant immediately prior to the Closing and thereby receive the number of shares of Series BB Preferred Stock upon exercise of such Company Warrant determined by dividing: (x) the number of shares of Series BB Preferred Stock purchasable under such Company Warrant multiplied by: (1) $3.2745 minus (2) the Exercise Price; by (y) $3.2745;

B. If the Company Warrant is for the purchase of Series BB Preferred Stock, request the Company pay out the Company Warrant at a price of $3.2745 per share;

C. Exercise the Company Warrants in full by paying the Company the aggregate amount of the exercise price in cash;

In the event that any holder of a Company Warrant for the purchase of Series BB Preferred does not exercise such holder’s Company Warrant prior to the Closing in the manner specified above, such Company Warrant shall be deemed to have been exercised by such holder in the manner set forth in clause (A) above and shall be so exercised immediately prior to the Closing such that there shall be no outstanding Company Warrants as of the Closing.

(iii) Prior to the Closing, the Company shall adopt such procedures as it deems to be reasonably necessary to permit the holders of any other outstanding Company Warrants to exercise the Company Warrant in full by paying the Company the aggregate amount of the exercise price in cash. As of the Effective Time, by virtue of the Merger, each then outstanding Company Warrant shall be terminated and canceled and shall not be assumed by Parent.

(iv) Company Options. At the Effective Time, by virtue of the Merger, each then outstanding Company Option shall be terminated and canceled and shall not be assumed by Parent. The Company shall also take all action necessary to terminate the Company Option Plan as of the Effective Time.

(d) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Shares occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e) Fractional Shares. No fraction of a share of Parent Common Shares shall be issued by virtue of the Merger, but in lieu thereof: Each holder of Series BB Preferred Stock or Series AA Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Shares (after aggregating all shares of Parent Common Shares that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate or Certificates (as defined in Section 2.5), receive from the Company an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (x) the fractional share interest (after aggregating all shares of Parent Common Shares that would otherwise be received by such holder) which such holder would otherwise receive, multiplied by (y) the Parent Closing Price.

2.2 Allocation of Merger Consideration. At the Closing, the Company shall deliver to Parent a spreadsheet setting forth the final calculation of the portions of the Merger Consideration that are payable to the Company Securityholders upon the consummation of the Merger pursuant to Section 2.1 (the “Consideration Spreadsheet”).

2.3 The Closing. Subject to termination of this Agreement as provided in Article IX, the Closing shall take place at the offices of Nixon Peabody LLP at 700 Hansen Way, Palo Alto California, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Parent, the Certificate of Merger shall be filed with the Office of the Secretary of State of the State of Delaware in accordance with Delaware Law.

2.4 Effects of the Merger. At and upon the Effective Time:

(a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the Surviving Corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b) the Certificate of Incorporation of the Surviving Corporation shall be amended as reasonably directed by Parent, which amendment shall be set forth in the Certificate of Merger;

(c) the Bylaws of Merger Sub shall continue unchanged and be the Bylaws of the Surviving Corporation;

(d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

(e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

(f) two individuals designated by the Board of Directors of Company prior to the Effective Time shall be appointed or elected to the Board of Directors of Parent, one of whom shall be a Class II director of Parent and the other of whom shall be a Class III director of Parent.

2.5 Surrender of Certificates. Within five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented shares of Series AA Preferred Stock or Series BB Preferred Stock (the “Certificates”) a letter of transmittal (the “Letter of Transmittal”) in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent and shall contain such other customary provisions as Parent may reasonably specify). Upon receipt of the Certificates for cancellation, together with a duly completed and validly executed Letter of Transmittal and any other documents as Parent shall reasonably require, Parent shall cause the Exchange Agent to promptly deliver to such Company Stockholder that portion of the Merger Consideration which such Company Stockholder has the right to receive pursuant to Section 2.1(c) and any other amount which such Company Stockholder has the right to receive pursuant to Section 2.1(e). In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Exchange Agent, as promptly as practicable following the receipt by the Exchange Agent and Parent of the foregoing documents, to issue in exchange for such lost, stolen or destroyed Certificate that portion of the Merger Consideration and any other amount payable pursuant to Section 2.1(e) represented by the lost, stolen or destroyed Certificate in exchange therefor which the Company Stockholder has the right to receive. The Board of Directors of Parent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed. From and after the Effective Time, no shares of Company Capital Stock will be deemed to be outstanding, and holders of Certificates formerly representing such Company Capital Stock shall cease to have any rights with respect thereto except as provided herein or by Applicable Law. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Capital Stock shall thereafter be made. If, after the Effective Time, Certificates formerly representing shares of Company Capital Stock are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for that portion of the Merger Consideration and any other amount payable with respect to such Company Capital Stock in accordance with Section 2.1(c).

2.6 Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock shall have demanded and perfected appraisal rights pursuant to Section 262 of Delaware Law, none of such Dissenting Shares shall be converted into a right to receive a portion of the Merger Consideration or any other amount payable with respect to such Company Capital Stock in accordance with Section 2.1(c), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law). In the event that any holder of Company Capital Stock fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article II in respect of such shares as if such shares never been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.5, following the satisfaction of the applicable conditions set forth in Section 2.5, the portion of the Merger Consideration and any other amounts, to which such Company Stockholder would have been entitled under Section 2.1(c) with respect to such shares. The Company shall give Parent (i) prompt notice of any demand received by the Company for appraisal of Company Capital Stock in accordance with Delaware Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under such law. The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

2.7 Legends; Stop-Transfer Notices; Removal.

(a) Legends. Legends reading substantially as follows shall be placed on each stock certificate representing Parent Common Shares issued pursuant to the Merger:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT AND AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

(b) Stop-Transfer Notice. Each holder (“Holder”) of Parent Common Stock issued in the Merger (the “Merger Securities”) agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate “stop transfer” instructions to its transfer agent.

(c) Removal of Legends. When all of the following events have occurred, the Parent Common Stock issued pursuant to the Merger will no longer be subject to the legends referred to in Section 2.7(a): (i) upon the registration of the Parent Common Stock under a registration statement pursuant to the terms of Section 7.5; and (ii) the expiration or termination of the market stand-off provisions of Section 7.1 (and of any agreement entered pursuant to Section 7.1. After such time, and upon the request of such Holder of Merger Securities, a new certificate or certificates representing such Parent Common Stock not repurchased shall be issued without the legends referred to in Section 2.7(a), and delivered to such Holder.

2.8 Tax Withholding. Parent or Parent’s agent (the “Payer”) shall be entitled to deduct and withhold from the Merger Consideration or other payment otherwise payable pursuant to this Agreement to any Company Securityholder, the amounts it reasonably determines are required to be deducted and withheld under the Code, the Israeli Income Tax Ordinance [New Version], 1961, as amended (the “Ordinance”) or any provision of state, local or foreign tax law with respect to the making of such payment, provided, however, that (i) with respect to Israeli entities or residents only; it is being agreed that no withholding with respect to Israeli Taxes will be made for Company Securityholders that are non-Israeli entities or individuals if such holder represents, to the Payer’s satisfaction, that such holder is not an Israeli resident for Israeli tax purposes and if being a body of persons represents that it was not formed or organized under the laws of the State of Israel and is not managed and controlled from Israel, and in addition in the case of an LLC, partnership or any other pass–through entity formed or organized outside the State of Israel that all its capital interest holders are non-Israeli residents (the “Residency Certificate”), or (ii) in the event that any Company Securityholder provides the Payer at least three Business Days prior to the last day on which the amounts so withheld, if withheld, must be transferred to the applicable authority, with a valid approval or ruling issued by the applicable Governmental Authority regarding the withholding (or exemption from withholding) of Israeli Tax from the Merger Consideration in a form reasonably satisfactory to Payer (with respect to Israeli withholding requirements a valid certificate of exemption from withholding with respect to services and assets or a ruling issued by the Israeli tax authority will be sufficient), then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli law or requirement, if any, from the Merger Consideration payable to such Company Securityholder shall be made only in accordance with the provisions of such approval or ruling. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of whom such deduction and withholding was made. If the Payer so withholds amounts and pays them to applicable authorities, the Payer shall furnish to such Company Securityholder documents evidencing such withholding.

2.9 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3T(a) of the United States Income Tax Regulations. Notwithstanding the foregoing, none of Parent, Merger Sub or Company makes any representation or warranty with respect to any tax consequences to Parent, Merger Sub, Company or any Company Stockholders arising under this Agreement or the transactions contemplated hereby, and each party hereto and the Company Stockholders shall rely on their own tax advisors as to the tax consequences to them of such transactions.

2.10 Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the Company Disclosure Schedule, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct on and as of the Agreement Date and shall be true and correct at all times until the Closing Date:

3.1 Organization and Good Standing.

(a) Organization. The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the State of Delaware or such other jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) has the requisite power and authority to own, operate and lease its properties and to carry on the Company Business; and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company; without limiting the foregoing, the Company and each of its Subsidiaries is so qualified or licensed in each jurisdiction listed on Section 3.1 of the Company Disclosure Schedule.

(b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Certificate of Incorporation and Bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

3.2 Subsidiaries. Section 3.2 of the Company Disclosure Schedule sets forth each Subsidiary of the Company as of the Agreement Date. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable, except for restrictions imposed by applicable securities laws, and are duly authorized, validly issued, full paid and nonassessable. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.3 Power, Authorization and Validity.

(a) Power and Authority. The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action on the part of the Company (other than stockholder approval) and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and each of the Company Ancillary Agreements or to authorize or consummate the transactions contemplated hereby or thereby.

(b) No Consents. Except for the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and those consents, approvals and notices set forth in Section 3.3(d) and on Section 3.3(b) of the Company Disclosure Schedule, no consents or approvals of or notices to or filings, declarations or registrations with any Governmental Authority, any other governmental Person, or any other Person are necessary in connection with (i) the execution and delivery by the Company of this Agreement or any of the Company Ancillary Agreements or (ii) the consummation by the Company of the Merger or the other transactions contemplated hereby or thereby so as to permit the Surviving Corporation to continue the Company Business after the Closing Date (including the consent of any Person required to be obtained in order to keep any Company Material Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger).

(c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Required Vote of Stockholders. Section 3.4(a) of the Company Disclosure Schedule sets forth the number of shares of Company Capital Stock owned of record as of the Agreement Date by each holder of Company Capital Stock. The affirmative vote or consent of the holders of (i) at least fifty-five percent (55%) of the outstanding Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock and (ii) a majority of the outstanding shares of Company Capital Stock (the “Stockholder Approvals”), are the only votes or consents of the holders of any class or series of the Company’s Capital Stock necessary to adopt this Agreement.

3.4 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists of 32,500,000 shares of Company Common Stock, of which 236,899 shares of Company Common Stock are issued and outstanding as of the Agreement Date, and 24,361,974 shares of Company Preferred Stock, of which 24,276,274 shares of Company Preferred Stock are issued and outstanding as of the Agreement Date. The number of issued and outstanding shares of Company Capital Stock held by each stockholder as of the Agreement Date are set forth on Section 3.4(a) of the Company Disclosure Schedule, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Section 3.4(a) of the Company Disclosure Schedule, and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Section 3.4(a) of the Company Disclosure Schedule, except for shares of Company Capital Stock issued pursuant to the exercise of outstanding (i) Company Options listed on Section 3.4(b) of the Company Disclosure Schedule and (ii) Company Warrants listed on Section 3.4(c) of the Company Disclosure Schedule. The Company holds no treasury shares. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except under the agreements to be terminated pursuant to Section 8.2(e) hereof, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

(b) Options. Under the Company’s Option Plan, (i) 231,855 shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) options to purchase 4,191,764 shares have been granted and are currently outstanding, except for Company Options outstanding as of the Agreement Date that are exercised in accordance with their terms prior to the Closing Date, and (iii) 1,686,731 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company. Section 3.4(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule for such Company Option, (v) whether such Company Option is an incentive stock option or non-statutory stock option under the Code (or and with respect to the Company Options granted to Israeli taxpayers, whether each such Company Option was granted pursuant to Section 3(i) of the Ordinance, Section 102 of the Ordinance (prior to June 30, 2003) or Section 102 of the Ordinance (on or after June 30, 2003) and the subsection of Section 102 pursuant to which the Option was granted), (vi) the date of grant of such Company Option and the name of the entity originally granting such Company Option, and (vii) whether such Company Option was granted under the Company Option Plan. All Company Options have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts. All persons granted Company Options by the Company or any predecessor that were not granted pursuant to the Company Option Plan are aware that such Company Options do not qualify as incentive stock options within the meaning of Section 422 of the Code, and there is no obligation on the part of the Company to pay, or indemnify such Company Optionholders for, any Tax that may be imposed on the exercise or disposition of any such Company Option.

(c) Warrants. As of the Agreement Date, a total of 31,646 shares of Company Capital Stock are subject to issuance upon exercise of the Company Warrants. Section 3.4(c) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each Company Warrant, (i) the name of the holder of such Company Warrant, (ii) the exercise price per share of such Company Warrant, and (iii) the number of shares of Company Capital Stock covered by such Company Warrant.

(d) No Other Rights. Except for the conversion privileges of the Company Preferred Stock, Company Options, and Company Warrants, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except under the agreements to be terminated pursuant to Section 8.2(e) hereof, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

(e) Spreadsheet. To the knowledge of the Company, the information set forth on the Spreadsheet is true, complete and accurate as of the Closing Date and immediately prior to the Effective Time.

3.5 No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination or material breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a material default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the Company Charter Documents, each as currently in effect; (b) any Applicable Law applicable to the Company or any of its assets or properties; (c) except as set forth on Section 3.3(b) of the Company Disclosure Schedule, any Company Material Contract; or (d) any privacy policy of the Company.

3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any of its Subsidiaries (or against any officer, director, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with the Company or such Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the

Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any of its Subsidiaries. Except as set forth on Section 3.6 of the Company Disclosure Schedule, to the Company’s knowledge, there is no basis for any person to assert a claim against the Company or any of its Subsidiaries based upon the Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement. Neither the Company nor any of its Subsidiaries has an action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

3.7 Taxes. For purposes of this Section 3.7, all references to the “Company” shall also include its predecessor and each of its Subsidiaries and their predecessors.

(a) The Company (and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member), (i) has properly completed and timely filed all Returns required to be filed by it (taking into account valid extension), (ii) has timely paid all Taxes required to be paid by it for which payment was due (whether or not shown or required to be shown on any Returns), (iii) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet) and will establish an adequate accrual or reserve for the payment of all Taxes payable by the Company in respect of the periods or portion thereof through the Closing Date, (iv) has made (or will make on a timely basis) all estimated Tax payments required to be made, and (v) has no Liability for Taxes in excess of the amount so paid or accruals or reserves so established. All such Returns are true, correct and complete in all material aspects, and the Company has provided Parent with true and correct copies of such Returns.

For purposes of this Agreement, “Returns” shall mean any report, return, document, declaration (including declaration of estimated Tax), claim for refund, or any other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) in respect of Taxes, including any schedules or attachments thereto and any amendments thereof.

(b) Except as set forth on Section 3.7 of the Company Disclosure Schedule, the Company is not delinquent in the payment of any Tax or in the filing of any Returns, and to the knowledge of the Company, no deficiencies for any Tax have been threatened, claimed, proposed in writing or assessed against the Company. The Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (i) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (ii) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. To the knowledge of the Company, no Return of the Company is under audit by the Internal Revenue Service or any other taxing agency or authority and past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable taxing agencies or authorities or to the extent being disputed in good faith, adequate reserves therefor have been established and are reflected in the Company Balance Sheet. No claim has ever been made by the IRS or any other taxing authority with respect to the Company in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(c) No Tax liens are currently in effect against any of the assets of the Company other than liens that arise by operation of law for Taxes not yet due and payable or that relate to Taxes being contested in good faith.

(d) There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes nor has the Company agreed to any extension of time for filing any Return that has not been filed. The Company has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any taxing agency or authority.

(e) The Company has complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has, within the time and in the manner prescribed by Applicable Law, withheld from amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income Taxes, and has timely filed all withholding tax Returns.

(f) The Company is not a party to or bound by any tax sharing, tax indemnity, or tax allocation or similar agreement, plan, arrangement or agreement nor does the Company have any liability or potential liability to another party under any such agreement. For the purposes of the preceding sentence, the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property taxes attributable to real property leased or occupied by the Company; (ii) commercially reasonable agreements for the allocation of payment of personal property taxes, sales or use taxes or value added taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g) The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return. The Company has not consummated, has not participated in, and is not currently participating in nor is a party to any “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations or any transaction requiring similar disclosure under state, local or federal laws.

(h) The Company has never been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. The Company has no liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, law or otherwise.

(i) Neither the Company nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which either the Company is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign tax agencies and authorities.

(j) Other than adjustments caused by events occurring or elections made after the Effective Time, to the knowledge of the Company it has not been or will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

(k) To the knowledge of the Company, it is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) that ends after the Closing Date as a result of any:

(i) item of income that economically accrued and was accounted for prior to the Closing Date by reason of the installment method of accounting, the completed contract method of accounting, open transaction doctrine or otherwise;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law); or

(iv) prepaid amount received on or prior to the Closing Date.

(l) The Company has never filed any election under Section 341(f) of the Code as in effect prior to the Jobs and Growth Tax Relief Reconciliation Act of 2006. The Company is not a “personal holding company” within the meaning of the Code.

(m) The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(o) Except as set forth on Section 3.7 of the Company Disclosure Schedule, the Company is in compliance with all applicable transfer pricing laws and regulations (including Treasury Regulations promulgated under Section 482 of the Code and Section 85A of the Ordinance), including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(p) The Company was not a foreign personal holding company (within the meaning of Section 552 of the Code) on or before December 31, 2004, and the Company is not nor has been a passive foreign investment company (within the meaning of Section 1297 of the Code).

(q) The Company has never participated in an international boycott within the meaning of Section 999 of the Code.

(r) The Company is not a “Controlled Foreign Corporation” within the meaning of Section 957(a) of the Code.

(s) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority to which the Company has been a party. The Company has not requested or received a ruling from any Tax authority. Company is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2 of the Ordinance.

3.8 Financial Statements; Books and Records.

(a) Financial Statements. Section 3.8(a) of the Company Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (i) are derived from and are in accordance with the Books and Records of the Company; (ii) fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate will be material in amount); (iii) have been prepared in accordance with GAAP consistently applied throughout the periods indicated and with each other; and (iv) complied as to form with the rules and regulations of the SEC with respect thereto. The Company has no material Liabilities, except for (w) those shown on the Company Balance Sheet, (x) those incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices, (y) that constitute Merger Expenses or (z) Liabilities set forth on Section 3.8(a) of the Company Disclosure Schedule.

(b) Internal Controls; Disclosure Controls. The Company maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which would reasonably be expected to materially adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud in connection with the Company Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(c) Books and Records. The Books and Records, in reasonable detail, accurately and fairly reflect in all material respects the activities of the Company and the Company Business and have been provided to Parent or made available for its inspection.

(d) All Accounts Recorded. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the Books and Records.

(e) Corporate Records. The stock records and minute books of the Company that have been made available to Parent fully reflect all minutes of meetings, resolutions and other material actions and proceedings of the stockholders and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of the Company and contain true, correct and complete copies of its Amended and Restated Certificate of Incorporation and Bylaws and all amendments thereto through the Agreement Date.

3.9 Title to Properties. The Company and each of its Subsidiaries has good and marketable title to all of its assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Company Business. All properties used in the operations of the Company Business are reflected on the Company Balance Sheet. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company and each of its Subsidiaries or used in the Company Business are, in all material respects, in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which the Company and each of its Subsidiaries is a party are fully effective and afford the Company a valid leasehold possession of the real or personal property that is the subject of the lease. To the knowledge of the Company, the Company and each of its Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases of real property. Neither the Company nor any of its Subsidiaries owns or has any other interest in any real property. Section 3.9 of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property owned by the Company and each of its Subsidiaries with an original purchase price of Fifty Thousand Dollars ($50,000) or greater.

3.10 Absence of Certain Changes. Since June 30, 2009, the Company, each of its Subsidiaries, and each of its and their predecessors has operated its business in the ordinary course consistent with its past practices, and since such date, except as contemplated by this Agreement, there has not been with respect to the Company or any of its Subsidiaries any:

(a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b) failure to operate the Company Business in the ordinary course so as to use all commercially reasonable efforts to preserve the Company Business intact to preserve the continued services of the Company’s employees and goodwill of suppliers, customers and others having business relations with it;

(c) amendment or change in the Company Charter Documents;

(d) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(f) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of Twenty-Five Thousand Dollars ($25,000) for any single Liability to a particular creditor;

(g) failure to pay any of its material obligations when due;

(h) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company Proprietary Rights (as defined in Section 3.13(a)) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its customers in the ordinary course of its business consistent with its past practices;

(i) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(j) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(k) except as set forth on Section 3.10(k) of the Company Disclosure Schedule, change or increase in the compensation payable or to become payable to any of its officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or agents;

(l) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(m) Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(n) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(o) cancellation of any indebtedness or waiver of any rights of substantial value to it, other than in the ordinary course of its business consistent with its past practices;

(p) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or other right or obligation), or any written or, to the Company’s knowledge, oral indication or assertion by the other party thereto of any material problems with its services or performance under such Company Material Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Company Material Contract (or other right or obligation);

(q) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(r) entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of Twenty-Five Thousand Dollars ($25,000) or that is not entered into in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

(s) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company;

(t) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(u) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

(v) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (u) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Section 3.11(a)-(n) of the Company Disclosure Schedule set forth a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or to which the Company, any of its Subsidiaries or any of their assets or properties is bound:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of Fifty Thousand Dollars ($50,000) or more;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which software, content, technology or Intellectual Property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it;

(d) any joint venture or partnership Contract;

(e) any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(g) any Contract that restricts it from (1) engaging in any aspect of its business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (4) soliciting potential employees, consultants, contractors or other suppliers or customers;

(h) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(i) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its Company Capital Stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of Company Capital Stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreement evidencing incentive stock options or non-statutory stock options under the Company Option Plan and the Contracts to be terminated pursuant to Section 8.2(e) hereof;

(j) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(l) any Contract in which its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise);

(m) any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise; or

(n) any other Contract that is material to it or its business, operations, financial condition, properties or assets.

A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(n) of this Section 3.11 to be listed on Section 3.11 of the Company Disclosure Schedule has been delivered to Parent. As of the Agreement Date, each of the Company Material Contracts is a legal, valid and binding obligation of the Company or its Subsidiaries (assuming the due authorization, execution and delivery by the other parties thereto) and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity). All Company Material Contracts are in written form.

3.12 No Default; No Restrictions.

(a) The Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under the Company Material Contracts, and there exists no material default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries, to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a material default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (3) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (4) the right to cancel, terminate or modify any Company Material Contract, except in each case for those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written, or, to the Company’s knowledge, oral notice or other communication regarding any actual or possible violation or material breach of or material default under, or intention to cancel, call a default under, or modify, any Company Material Contract.

(b) Except as listed in Section 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, and no asset or property of the Company or any of its Subsidiaries is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits the Company, any of its Subsidiaries or, following the Effective Time, will restrict or prohibit the Surviving Corporation, Parent or any of its Subsidiaries, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which the Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries may address in operating the Company Business or restricting the prices which the Company or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any of its Subsidiaries of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.13 Intellectual Property.

(a) To the knowledge of the Company, the Company or its Subsidiaries own or has the valid right or license to all Intellectual Property used in any Company Product or Service (as defined in Section 3.13(c)) or otherwise used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for the conduct of the Company Business. As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned by the Company or its Subsidiaries; and “Company-Licensed IP Rights” means Company IP Rights that are licensed to the Company or its Subsidiaries by a third party.

(b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms: (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company, its Subsidiaries or the Surviving Corporation to use, make, market, license, sell, copy, distribute, or dispose of any Company IP Right or portion thereof. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company or its Subsidiaries to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, or disposition of any Company IP Rights by the Company or its Subsidiaries, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) Section 3.13(c) of the Company Disclosure Schedule sets forth a list (by name and version number) of each of the products and services, including, without limitation, all software, firmware, middleware, databases, interfaces, systems, devices, hardware, equipment, other tangible items designed, developed, produced, manufactured, assembled, sold, leased, installed, repaired, licensed, marketed, furnished, distributed or otherwise made available by the Company or its Subsidiaries and each product and service currently under development by the Company or its Subsidiaries (each a “Company Product or Service”). To the knowledge of the Company, neither the operation of the Company Business nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Product or Service currently used, developed, made, marketed, licensed, sold, distributed, or furnished by the Company or its Subsidiaries (i) violates any license or other Contract between the Company or its Subsidiaries and any third party, or (ii) infringes or misappropriates or will infringe or misappropriate, if used in effectively the same manner as currently used by the Company or its Subsidiaries, any Intellectual Property right of any other party. To the knowledge of the Company, neither the use, development, manufacture, marketing, license, sale distribution or furnishing of any Company Product or Service currently under development by the Company or its Subsidiaries, (i) violates any Contract between the Company or its Subsidiaries and any third party, or (ii) infringes or misappropriates, or will infringe or misappropriate, if used in effectively the same manner as currently used by the Company or its Subsidiaries, any Intellectual Property rights of any other party. There is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company or its Subsidiaries to use, develop, make, market, license, sell, distribute or furnish any Company IP Right or Company Product or Service, nor to the knowledge of the Company is there any legitimate basis for any such claim, nor has the Company or its Subsidiaries received any written notice asserting that any Company IP Right or the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof conflicts with or infringes the rights of any other party, nor to the knowledge of the Company is there any legitimate basis for any such assertion. The Company and each of its Subsidiaries has not received any written notice from any third party notifying it of, or requesting that it enter into a license under, any third party patents. None of the Company-Owned IP Rights or Company Products or Services of the Company or its Subsidiaries is subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or its Subsidiaries of any Company-Owned IP Rights, any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.

(d) The Company or its Subsidiaries has not taken an action or failed to take an action that operates in such a way that would give rise to a laches or equitable estoppel claim by any Person that would result in the avoidance of a claim of infringement by the Company or its Subsidiaries against any such Person. In the conduct of its business, including without limitation the using, making, selling, offering for sale or importing any Company Product or Service, the Company or its Subsidiaries is not relying on any action or omission by any Person that operates in such a way that would give rise to a laches or equitable estoppel claim by the Company or its Subsidiaries that would result in the avoidance of a claim of infringement by the Company or its Subsidiaries.

(e) To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company’s knowledge, neither the employment of any employee of the Company or any of its Subsidiaries, nor the use by the Company or any of its Subsidiaries of the services of any consultant or independent contractor subjects the Company or any of its Subsidiaries to any Liability to any third party (including for improperly soliciting such employee, consultant or independent contractor to work for the Company or any of its Subsidiaries).

(f) The Company and each of its Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all the Company’s and each of its Subsidiaries’ interests, proprietary rights and trade secrets in the Company IP Rights. All current and former officers, employees, consultants and independent contractors of the Company, each of its Subsidiaries, and each of its and their predecessors having access to proprietary information of the Company, each of its Subsidiaries, and each of its and their predecessors, and each of their respective customers or business partners and inventions owned by each of them have executed and delivered to the Company or its predecessors and its Subsidiaries or their predecessors an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company, its predecessor or its Subsidiaries or their predecessors (in the case of proprietary information of their respective customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Parent. The Company, each of its Subsidiaries, and each of its and their predecessors has secured valid written assignments from all of their current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company, each of its Subsidiaries, and each of its and their predecessors did not or does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company, any of its Subsidiaries or any of its or their predecessors has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(g) Section 3.13(g) of the Company Disclosure Schedule contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any of its Subsidiaries of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any of its Subsidiaries to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered, (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights, and (iv) all other Company-Owned IP Rights for which no application or registration has been filed, or for which no registration has been issued. To the knowledge of the Company, all registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights that are Company-Owned IP Rights are valid and subsisting, and the Company or its Subsidiaries are the record owner thereof. To the knowledge of the Company, all registered patents, trademarks and service marks, are currently in compliance with all legal requirements other than any requirement, that if not satisfied, with respect to a patent would not result in a revocation or lapse or otherwise adversely affect its enforceability, and with regard to a trademark or service mark would not result in a cancellation of such registration or otherwise adversely affect the use, priority or enforceability of the trademark or service mark. To the knowledge of the Company, the Company, each of its Subsidiaries, and each of its and their predecessors has not taken any action or failed to take any action (including a failure to disclose material prior art in connection with the prosecution of any patent), or used or enforced (or failed to use or enforce) any of the patents for which it has applied for or been issued a registration in a manner that would result in the abandonment or unenforceability of such patent. The Company or its Subsidiaries are the exclusive owners of all trademarks and, to the knowledge of the Company, trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products or Services by the Company or any of its Subsidiaries. The Company or its Subsidiaries own exclusively, and have good title to, or have the right to use, all copyrighted works that are included or incorporated into Company Products or Services or which the Company or any of its Subsidiaries otherwise purports to own.

(h) The Company or its Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances) and licenses (other than licenses and rights listed in Section 3.13(i)-1 of the Company Disclosure Schedule).

(i) All licenses, sublicenses and other Contracts as to which the Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use any Company-Owned IP Rights which are not listed on Section 3.13(i)-1 of the Company Disclosure Schedule are in the form of standard customer agreements, the forms of which are included in Section 3.11 of the Company Disclosure Schedule. There are no unfulfilled performance commitments under any license, sublicense or Contract listed on Section 3.13(i)-1 of the Company Disclosure Schedule or in the form of the standard customer agreement, including specified upgrades and undelivered elements, except for maintenance services which have not yet been provided as it related to undelivered elements. Except as set forth on Section 3.13(i)-2 of the Company Disclosure Schedule, none of the licenses or other Contracts listed in Section 3.13(i)-1 of the Company Disclosure Schedule grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. The Company and each of its Subsidiaries has not transferred ownership of any Intellectual Property that is owned by the Company or any of its Subsidiaries to any third party, or knowingly permitted the Company’s or any of its Subsidiaries’ rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(j) Neither the Company, nor any of its Subsidiaries, nor any other party authorized to act on any of their behalves has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company, or any of its Subsidiaries or any other party authorized to act on any of their behalves to any party of any Company Source Code. Section 3.13(j) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13(j), “Company Source Code” means, collectively, the source code of any software or program (i.e., software code in its original, human readable, un-compiled, form), or any portion, aspect or segment of any source code, or any material proprietary information or algorithm contained in or relating to any software source code, owned by or licensed to the Company, or its Subsidiaries, or otherwise used by the Company or any of its Subsidiaries, or marketed or currently proposed to be marketed by the Company or any of its Subsidiaries.

(k) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

(l) All software developed by the Company, any of its Subsidiaries or any of its or their predecessors and licensed by the Company, any of its Subsidiaries or any of its or their predecessors to customers and all Company Products or Services provided by or through the Company, any of its Subsidiaries or any of its or their predecessors to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither the Company nor any of its Subsidiaries has any material Liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has made available to Parent all Documentation relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software used by the Company or any of its Subsidiaries in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company and each of its Subsidiaries has implemented any and all material security patches or upgrades that to the knowledge of the Company are generally available for that software. Section 3.13(l) of the Company Disclosure Schedule contains an accurate and complete copy of the most recent “bug list” with respect to each product, system, program or software module of each Company Product or Service. For all software used by the Company or any of its Subsidiaries in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company and each of its Subsidiaries has implemented any and all material security patches or upgrades that to the knowledge of the Company are generally available for that software.

(m) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, distributed, licensed or otherwise made available by the Company or its Subsidiaries to any Person, including without limitation any Company Product or Service, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(n) The Company Business as currently conducted and as currently proposed to be conducted complies with all Applicable Laws whether U.S. or otherwise, regarding encryption technology, including, without limitation, the import and export thereof.

(o) The Company or its Subsidiaries is not nor has ever been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Company or its Subsidiaries to grant or offer to any other Person any license or right to any Company IP Rights, including without limitation any future Intellectual Property developed, conceived, made or reduced to practice by the Company or its Subsidiaries or any Affiliate of the Company after the Agreement Date

(p) No funding, facilities or personnel of any Governmental Authority or a university, college, other education institution or research center, or funding from third parties (other than funds received in consideration for Company Common Stock or pursuant to instruments of indebtedness for borrowed money) were used directly or indirectly, in the development, in whole or in part, of the Company-Owned IP Rights, Company Products or Services, computer software programs or applications owned by the Company or any of its Subsidiaries. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for any Governmental Authority, for a university, college or other education institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(q) The Company and each of its Subsidiaries has made no submission or suggestion and is not subject to any agreement with standard bodies or other entities which would obligate the Company or any of its Subsidiaries to grant licenses to or otherwise impair any of the Company-Owned IP Rights. The Company and each of its Subsidiaries has not taken and will not take any actions that (i) incorporate any Public Software, in whole or in part, into any Company-Owned IP Right or any Company Product or Service or any portion thereof; (ii) use Public Software, in whole or in part, in the development of any part of any Company-Owned IP Right or any Company Product or Service or any portion thereof in a manner that may subject any Company-Owned IP Right or Company Product or Service, in whole or in part, to all or part of the license obligations of any Public Software; or (iii) combine or distribute any Company-Owned IP Right or any Company Product or Service with Public Software. As used herein, “Public Software” means software licensed pursuant to terms that directly or indirectly grant, or purport to grant, to any third party any rights or immunities under the Company-Owned IP or any Company Product or Service. Public Software includes, without limitation, any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge and by way of example, shall include, without limitation, software licensed under GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, the Artistic License (e.g., PERL) and the Apache License.

3.14 Compliance with Laws.

(a) The Company, each of its Subsidiaries and each of its and their predecessors has complied in all material respects, and is now in material compliance, with all Applicable Law.

(b) All materials, products and services distributed or marketed by the Company, each of its Subsidiaries and each of its and their predecessors have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(c) To the knowledge of the Company, each of its Subsidiaries and each of its and their predecessors holds, and at all times has held, and at Closing will hold, all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. The Company, each of its Subsidiaries and each of its and their predecessors has complied with each Governmental Permit to which it is subject. To the knowledge of the Company, the Company has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. The Company has no knowledge of any outstanding material violation of any Governmental Permit. Section 3.14(c) of the Company Disclosure Schedule sets forth a true and complete list of all Governmental Permits held by the Company and each of its Subsidiaries.

(d) No Governmental Authority has initiated, and no Governmental Authority has provided notice to the Company of any threatened proceeding or investigation into the business or operations of the Company, any of its Subsidiaries, any of its or their predecessors, or any of its or their respective officers, directors or employees in their capacity as such with the Company, any of its Subsidiaries or any of its or their predecessors and, to the knowledge of the Company, no such proceedings or investigations are contemplated. There is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of any of the Company or any of its Subsidiaries.

(e) Neither the Company, nor any of its Subsidiaries, its or their predecessors, directors, officers, agents or employees has, for or on behalf of the Company or such predecessor or Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering, 2000 or any other applicable anti-corruption statute or (iii) to the knowledge of the Company, made any other payment in violation of Applicable Law.

(f) Section 3.14(f) of the Company Disclosure Schedule identifies each Governmental Grant that has been or is provided or available or applicable to the Company or any of its Subsidiaries. Except as set forth on Section 3.14(f) of the Company Disclosure Schedule, neither the Company no any of its Subsidiaries has ever received any Governmental Grant. The Company has delivered to Purchaser accurate and complete copies of: (i) all applications and related documents and correspondence submitted by the Company to the Office of the Chief Scientist and any other Governmental Authority; and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to the Company by the Office of the Chief Scientist and any other Governmental Authority. In each such application submitted by or on behalf of the Company or any of its Subsidiaries, all information required by such application has been disclosed accurately and completely in all material respects. Except for undertakings set forth in such letters of approval and under Applicable Law, there are no undertakings of the Company or any of its Subsidiaries given in connection with any Governmental Grant. The

Company and its Subsidiaries are in compliance with the terms, conditions, requirements and criteria of all Governmental Grants, except for any noncompliance with such Governmental Grants that would not cause the Company to lose a material benefit or incur any material liability and has duly fulfilled all conditions, undertakings and other obligations relating thereto. Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, no Governmental Authority: (i) has awarded any participation or provided any support to the Company or any of its Subsidiaries; or (ii) is or may become entitled to receive any royalties or other payments from the Company or any its Subsidiaries.

(g) To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that would or that could reasonably be expected to give rise to: (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant; (B) the imposition of any limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant; or (C) a requirement that the Company or any of its Subsidiaries return or refund any benefits provided under any Governmental Grant. The consummation of the Merger pursuant to the terms of this Agreement: (1) will not adversely affect the ability of the Company or any of its Subsidiaries to obtain the benefit of any Governmental Grant for the remaining duration thereof or require any recapture of any previously claimed incentive; and (2) will not result in (x) the failure of the Company or any of its Subsidiaries to comply with any of the terms, conditions, requirements and criteria of any Governmental Grant or (y) any claim by any Governmental Authority or other Person that any the Company or any of its Subsidiaries is required to return or refund, or that any Governmental Authority is entitled to recapture, any benefit provided under any Governmental Grant. No Consent of any Governmental Authority or other Person is required to be obtained prior to the consummation of the Merger pursuant to the terms of this Agreement in order to preserve the entitlement of the Company or any of its Subsidiaries to any Governmental Grant or to avoid any increase in royalty rates incurred by the Company or any of its Subsidiaries under any such Governmental Grant or other change in the terms and conditions applicable to the Company or any of its Subsidiaries under any such Governmental Grant. There is no intention to change the terms of any Governmental Grant, except as may result from generally applicable changes to the relevant laws and regulations thereunder.

(h) None of the products currently manufactured and sold by the Company or its Subsidiaries, directly or indirectly, uses any technology that was developed using funding provided by the OCS (“OCS Funded Technology”), nor is any of the technology contained in any of the products currently manufactured or sold by the Company or its Subsidiaries or products which are currently proposed by Company based on the OCS Funded Technology.

3.15 Certain Transactions and Agreements. To the knowledge of the Company, none of the officers and directors of the Company, and no stockholder of the Company owning more than 1% of any class of Company Capital Stock, nor any immediate family member of an officer or director of the Company, has a direct ownership interest of more than 2% of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries. None of said officers, directors, stockholders or of immediate family members, is a party to, or otherwise directly or indirectly interested in any Company Material Contract.

3.16 Employees, ERISA and Other Compliance.

(a) The Company, and to the knowledge of the Company any entity or person from whom the Company has leased any employees, and each of its Subsidiaries has always been and currently is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and the California Labor Code. A complete list of all employees, officers and consultants of the Company and each of its Subsidiaries and their current title and/or job description and compensation (base compensation and bonuses) is set forth on Section 3.16(a) of the Company Disclosure Schedule. To the knowledge of the Company, all employees of the Company and each of its Subsidiaries are legally permitted to be employed by the Company and such Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. All independent contractors providing services to the Company and each of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). To the knowledge of the Company as of the Agreement Date, no employees or consultants of the Company or any of its Subsidiaries have given notice to the Company or such Subsidiary of an intention to terminate his or her employment or relationship with the Company or such Subsidiary.

(b) To the knowledge of the Company, the Company and each of its Subsidiaries is not now, nor has ever been, subject to a union organizing effort. The Company and each of its Subsidiaries is not subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, or subject to any current labor disputes. The Company and each of its Subsidiaries has good labor relations, and the Company has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations,.

(c) Neither the Company nor any ERISA Affiliate has participated in a pension plan which constitutes, or has since the enactment of ERISA, constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 413(c) of the Code. No pension plan of the Company or an ERISA Affiliate is subject to Title IV of ERISA.

(d) Section 3.16(d) of the Company Disclosure Schedule lists each employment, consulting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by the Company or any Subsidiary and covers any employee or former employee of the Company, its predecessors or any Subsidiary excluding any government plans, programs or mandates. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements.”

(e) Each Company Benefit Arrangement has been maintained, including its form, in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. No such Company Benefit Arrangement or plan maintained by an ERISA Affiliate is an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to Section 412 of the Code or Section 302 of ERISA. No Company Benefit Arrangement or assets associated therewith shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Subject to Applicable Laws, the Company has the right under the terms of each applicable Company Benefit Arrangement to terminate such Company Benefit Arrangement (or terminate the participation in such Company Benefit Arrangement by the Company), and no additional contribution would be required to properly effect such termination.

(f) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened in writing against or with respect to any Company Benefit Arrangement (other than claims for benefits under such Company Benefit Arrangement which are routine), including any audit or inquiry by the Internal Revenue Service (“IRS”) or the Department of Labor (“DOL”). No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Company Benefit Arrangements and that is reasonably likely to subject Company, any of the its Subsidiaries, or any of their employees to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA.

(g) All contributions due from the Company with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Company’s financial statements (including the Company Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date).

(h) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined to do so.

(i) The Company shall not have any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(j) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2008 (other than increased insurance premiums), except any such amendments that are required under Applicable Law. Except as set forth on Section 3.16(j) to the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or change of position of any employee following or in connection with the consummation of the Merger) constitute an event under any Company Benefit Arrangement that will or may result in any material payment (whether severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(k) Each Company Benefit Arrangement and each group health plan maintained by an ERISA Affiliate, to the extent applicable, is in compliance, in all material respects, with applicable state and federal laws including the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company, any Subsidiary, and their employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on the Company, any of its Subsidiaries or Parent.

(l) Except as set forth on Section 3.16(l) to the Company Disclosure Schedule, no benefit payable or that may become payable by the Company or any of its Subsidiaries pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Section 3.16(l) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is not a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries has no obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet, (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Section 3.16(l) of the Company Disclosure Schedule and (iii) governmentally mandated benefits.

(m) To the Company’s knowledge, no employee or consultant of the Company or any of its Subsidiaries is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or any of its Subsidiaries or to use trade secrets or proprietary information of others. To the Company’s knowledge, the employment of any employee or consultant by the Company and each of its Subsidiaries does not subject it to any Liability to any third party other than Liabilities with respect to employer payroll tax and employee tax withholding.

(n) The Company and each of its Subsidiaries has not established any compensation and benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

(o) In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in respect of the Company or any of its Subsidiaries.

(p) All required reports and descriptions of each Company Benefit Arrangement (including Internal Revenue Service Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely filed with the IRS, the DOL or other governmental body and have been distributed as required.

(q) The form of each Company Benefit Arrangement that is subject to Section 409A of the Code meets the requirements of Sections 409A(a)(2), (3) and (4) of the Code and has been operated in accordance with such requirements.

(r) Except as set forth in 3.16(r) of the Company Disclosure Schedule, with respect to employees of the Company who reside or work in Israel (the “Israeli Employees”): (i) the employment of each Israeli Employee is subject to termination upon not more than thirty (30) days prior written notice under the termination notice provisions included in the applicable employment agreement with such Israeli Employee disclosed on 3.16(r) of the Company Disclosure Schedule or Applicable Law; (ii) all obligations of the Company to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or are accrued on the Company Financial Statements; (iii) no Israeli Employee’s employment by the Company requires any special license, permit or other governmental authorization; (iv) there are no unwritten policies, practices or customs of the Company that entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by Applicable Law or under the terms of such Israeli Employee’s employment agreement (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under Applicable Law); (v) all amounts that the Company is legally or contractually required either (x) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Ordinance and the National Insurance Law or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligations to make any such deduction, transfer, withholding or payment; (vi) the Company is in compliance in all material respects with all applicable Law and Contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including but not limited to The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, The Salary Protection Law, 1958 and The Employment by Human Resource Contractors Law, 1996; and (vii) the Company has not engaged any consultants, sub-contractors or freelancers, except as identified in 3.16(r) of the Company Disclosure Schedule. To the Knowledge of the Company, the Israeli Subsidiary is not subject to, and no employee benefits from, any expansion order (tzavei harchava) except for extension orders applying to all employees in the State of Israel. The Company has furnished to Parent (a) copies of all agreements with Israeli Employees, agreements with Israeli human resource contractors, or with Israeli consultants, sub-contractors or freelancers; (b) copies of manuals and written policies relating to the employment of Israeli Employees and (c) a summary of any dues it pays to the Histadrut Labor Organization and whether the Company or any Subsidiary participates in the expenses of any workers committee (Va’ad Ovdim).

3.17 Merger Expenses. Except as set forth on Section 3.17 of the Company Disclosure Schedule, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. The legal and accounting advisors, and any other persons, to whom the Company currently expects to owe fees and expenses that will constitute Merger Expenses are set forth on Section 3.17 of the Company Disclosure Schedule, and other than the Merger Expenses that will be due to the entities set forth on Section 3.17 of the Company Disclosure Schedule, there are no Merger Expenses.

3.18 Insurance. The Company and each of its Subsidiaries maintains the policies of insurance and bonds set forth in Section 3.18 of the Company Disclosure Schedule, including all legally required workers’ compensation and other insurance. Section 3.18 of the Company Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each of its Subsidiaries is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. All such policies provide insurance coverage for the Company’s or its Subsidiaries assets and operation of the Company Business, of the kinds, in the amounts and against the risks required to comply with Applicable Law and/or any contractual or other obligations, and such policies are of the scope and amount customary and reasonable for the businesses in which the Company and its Subsidiaries has engaged. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. The activities and operations of the Company and each of its Subsidiaries have been conducted in a manner so as to materially conform to all applicable provisions of such policies and bonds. The Company has delivered to Parent correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company.

3.19 Environmental Matters.

(a) To the knowledge of the Company, the Company and its predecessors and Affiliates are in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. The Company has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any current Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or possessed by the Company has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Permits held by the Company pursuant to any Environmental Law (if any) are identified in Section 3.19 of the Company Disclosure Schedule.

(b) For purposes of this Section 3.19: (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.20 Customers and Suppliers.

(a) The Company has no outstanding material disputes concerning its products and/or services with any customer or distributor who was one of the 10 largest sources of revenues for the Company, based on amounts paid or payable in the year ended December 31, 2008 (each, a “Significant Customer”), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer, together with the amount of revenues paid or payable by such Significant Customer to the Company in the year ended December 31, 2008, is listed on Section 3.20(a) of the Company Disclosure Schedule. Since January 1, 2009, the Company has not received any written or, to the Company’s knowledge, oral notice from any Significant Customer that such customer shall not continue as a customer of the Company or any of its Subsidiaries or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation, Parent or any of its Subsidiaries) or that such customer refuses to make payments for products delivered or services rendered. The Company has not had any of its products returned by a Significant Customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue by the Company.

(b) The Company has no outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2008 was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”) and the Company has no knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier, together with the amounts paid or payable by the Company to such Significant Supplier during the year ended December 31, 2008, is listed on Section 3.20(b) of the Company Disclosure Schedule. Since January 1, 2009, the Company has not received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any of its Subsidiaries or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation, Parent or any of its Subsidiaries). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and the Company has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.21 Privacy. The Company has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Section 3.21 of the Company Disclosure Schedule. The Company’s and any predecessors’ privacy policies are and have been available on the Company Websites (as defined below) at all times during the periods indicated on Section 3.21 of the Company Disclosure Schedule. The Company’s and any predecessors’ privacy practices conform, and at all times have conformed, and their use, license, sublicense and sale of any User Data collected from users at all Internet websites owned, maintained or operated by the Company (collectively, the “Company Websites”) have complied, in all material respects to their respective privacy policies. The Company has complied with all contractual obligations and Applicable Law relating to (a) the privacy of users of the Company Products or Services and all Company Websites, and (b) the collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the Company’s records. The Company’s and any predecessors’ privacy policies materially conform, and at all times have materially conformed, to all of the Company’s, its Subsidiaries’, and its and their predecessors’ contractual commitments to its customers and the viewers of the Company Websites. Each of the Company Websites and all materials distributed or marketed by the

Company, its Subsidiaries or its or their predecessors have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law. No claims have been asserted or, to the knowledge of the Company, are threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company. With respect to all User Data and other material computerized data of the Company or any of its Subsidiaries (including, without limitation, any data contained in any hard copy printouts), the Company has at all times taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no unauthorized access to or other misuse of that information. None of the Company’s or any predecessors’ privacy policies prohibits the transfer of User Data to Parent and its Affiliates pursuant to the acquisition of the Company Websites pursuant to this Agreement.

3.22 Accounts Receivable. Section 3.22 of the Company Disclosure Schedule sets forth a true, correct and complete itemization of the accounts receivable (including aging) of the Company and each of its Subsidiaries as of the September 30, 2009 (the “Accounts Receivable”). Section 3.22 of the Company Disclosure Schedule sets forth such amounts of accounts receivable as of September 30, 2009 of the Company which are subject to asserted claims by customers and reasonably detailed information regarding asserted claims made within the last year, including the type and amounts of such claims. The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof, and all of the goods delivered and services performed which gave rise to the Accounts Receivable were delivered or performed in accordance with applicable orders, Contracts or customer requirements. All Accounts Receivable have been billed in accordance with the past practice of the Company and each of its Subsidiaries consistently applied and are fully collectible in the ordinary course of business within three months, except to the extent of an amount not in excess of the reserve for doubtful accounts reflected on the Company Balance Sheet.

3.23 Inventory. All inventory of the Company, whether or not reflected in the Company Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business of the Company, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Balance Sheet. The quantities of each item of inventory are reasonable in the present circumstances of the Company. The Company has good and marketable title to the inventories free and clear of all Encumbrances (other than Permitted Encumbrances). The inventories do not include any material amount of inventory that is slow-moving, obsolete, excess, damaged or otherwise not merchantable or returnable by vendors for full credit.

3.24 Board Approval. The Board of Directors of the Company has, as of the Agreement Date, (i) determined that the Merger is fair to, advisable and in the best interests of the Company and its stockholders, (ii) duly approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

3.25 Disclosure.

(a) No representation or warranty of the Company in this Agreement, or the Company Ancillary Agreements, and no statement in the Company Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given to Parent will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact known to the Company that has application to the Company (other than general economic or industry conditions) and that has a Material Adverse Effect on the Company that has not been set forth in this Agreement or the Company Disclosure Schedule.

3.26 Reorganization. None of the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of the Company’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code and the Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct on and as of the Agreement Date and shall be true and correct at all times until the Closing Date:

4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements. Parent has made available to the Company true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Parent and the Certificate of Incorporation and Bylaws of Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its respective Certificate of Incorporation or Bylaws, each as amended to date.

4.2 Power, Authorization and Validity.

(a) Power and Authority. Parent has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by Parent of this Agreement, each of the Parent Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Parent. Merger Sub has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Merger Sub.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Parent Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for such declarations and filings as may be required by applicable state securities laws in connection with the issuance of Parent Common Shares.

(c) Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 Capitalization of Parent. The authorized capital stock of Parent consists solely of 50,000,000 Parent Common Shares and 1,000,000 shares of Parent Preferred Stock. A total of 5,311,428 of Parent Common Shares and no shares of Parent Preferred Stock are issued and outstanding as of the Agreement Date. Warrants to purchase a total of 1,450,336 shares of Parent Common Shares are outstanding as of the Agreement Date. Parent holds no treasury shares. All issued and outstanding Parent Common Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold and delivered by Parent in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts to which Parent is a party. There is no Liability for dividends accrued and unpaid by Parent. As of the Agreement Date, the Parent has reserved an aggregate of 3,536,233 shares of Parent Common Shares for issuance pursuant to the Parent Option Plans. A total of 3,190,217 shares of Parent Common Shares are subject to outstanding Parent Options as of the Agreement Date.

(a) All issued and outstanding shares of Parent Common Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Parent in compliance with all requirements of Applicable Law.

(b) Except as set forth in this Section 4.3, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any securities of Parent. Except as otherwise described in this Section 4.3, there are no outstanding agreements of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Parent.

4.4 No Conflict. Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Parent or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Parent, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets or properties are bound.

4.5 Capitalization and Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

4.6 Stockholders Consent. No consent or approval of the stockholders of Parent is required or necessary for Parent to enter into this Agreement or to consummate the transactions contemplated hereby.

4.7 Board Approval. Each of the Boards of Directors of the Parent and Merger Sub have, as of the Agreement Date, (i) determined that the Merger is fair to, advisable and in the best interests of the Parent and the Merger Sub, respectively, and their respective stockholders, (ii) duly approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholder of the Merger Sub approve and adopt this Agreement and approve the Merger.

4.8 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of all SEC Documents filed by it or its predecessors with the SEC since December 31, 2006, all in the form so filed. As of their respective filing dates, such SEC Documents filed by Parent and all SEC Documents filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in Parent’s Annual Report on Form 10-K filed with the SEC on March 31, 2009 and Parent’s Quarterly report on Form 10-Q filed with the SEC on August 18, 2009 (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments), it being understood that such financial statements may be required to be restated from time to time.

4.9 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of a nature, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent, except for liabilities or obligations (a) that are incurred after July 5, 2009 in the ordinary course of business consistent with past practice, (b) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (c) that were disclosed or reserved against in the most recent Parent Financial Statements (including the notes thereto) or (d) that represent no more than $1,000,000 in the aggregate (not including for this calculation any liabilities or obligations excluded under (a) through (c) above).

4.10 Litigation. There is no action, suit, arbitration, claim, investigation or proceeding pending against or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any respective properties before any court or arbitrator or before or by any Governmental Authority that would, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

4.11 Disclosure.

(a) No representation or warranty of the Parent or the Merger Sub in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given to the Company by the Parent or the Merger Sub or in the Parent Ancillary Documents or Merger Ancillary Documents will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact known to the Parent or Merger Sub that has application to the Parent or Merger Sub (other than general economic or industry conditions) and that has a Material Adverse Effect on the Parent or Merger Sub.

4.12 Merger Consideration. The Parent has reserved a sufficient number of authorized but unissued shares of Parent Common Shares for issuance in connection with the Merger.

(i) All shares of Parent Common Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, are fully paid and nonassessable, and will not be subject to any right of rescission, right of first refusal or preemptive right, and will be offered, issued, sold and delivered by the Parent in compliance with all requirements of Applicable Law.

4.13 Reorganization. None of Parent, any of its Subsidiaries (including Merger Sub) nor, to the knowledge of Parent, any of Parent’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code and Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

ARTICLE V

COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Parent as follows:

5.1 Advice of Changes. The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article III untrue or inaccurate such that the condition set forth in Section 8.2 would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 8.2 would not be satisfied, (c) any Material Adverse Change in the Company or its Subsidiaries, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or its Subsidiaries or cause any of the conditions set forth in Section 8.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Schedule.

5.2 Maintenance of Business.

(a) The Company shall use its commercially reasonable efforts to carry on and preserve the Company Business and its Subsidiaries’ business relationships with customers, advertisers, suppliers, employees and others with whom the Company has contractual relations. If the Company becomes aware of any deterioration in the relationship with any customer, key advertiser, key supplier or employee, it shall promptly bring such information to Parent’s attention in writing and, if requested by Parent, shall exert commercially reasonable efforts to promptly restore the relationship.

(b) The Company and its Subsidiaries shall (i) pay all of their debts and taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform their other Liabilities when due.

(c) The Company shall use its commercially reasonable efforts to assure that each of the Company’s and its Subsidiaries’ Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

5.3 Conduct of Business. The Company shall continue to conduct, and shall cause its Subsidiaries to conduct, the Company Business in the ordinary and usual course consistent with its and their past practices, and the Company shall not, and shall cause its Subsidiaries to not, without Parent’s prior written consent, except in connection with any activities to effect the provisions of this Agreement:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b)(i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract, or enter into any material transaction, in each case not in the ordinary course of business consistent with its past practices;

(d) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products in the ordinary course of business consistent with its past practices);

(f)(i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant except as set forth on Schedule 5.3(f), (ii) amend or enter into any employment or consulting Contract with any such person, or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code);

(g) change any of its accounting methods;

(h) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

(i) terminate, waive or release any material right or claim;

(j) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Company Capital Stock pursuant to the exercise of outstanding Company Options or Company Warrants on or prior to the Agreement Date;

(k) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(l) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Parent or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(m) amend the Company Charter Documents;

(n) license any of its technology or Intellectual Property (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices, provided that under no circumstances shall the Company or its Subsidiaries enter into any software escrow or similar agreement or arrangement), or acquire any Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than One Thousand Dollars ($1,000) per copy);

(o) materially change any insurance coverage;

(p)(i) agree to any audit assessment by any taxing authority, (ii) file any Return or amendment to any Return unless copies of such Return or amendment have first been delivered to Parent for its review at a reasonable time prior to filing, (iii) except as required by applicable law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

(q) except as is necessary to comply with its obligations pursuant to Section 5.7 below, modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(r)(i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(s)(i) pay, discharge or satisfy, in an amount in excess of Twenty-Five Thousand Dollars ($25,000) in any one case or Fifty Thousand Dollars ($50,000) in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet, (2) the payment, discharge or satisfaction of Merger Expenses, (3) the payment of any severance obligations, or (ii) making any capital expenditures, capital additions or capital improvements;

(t) materially change the manner in which it extends warranties, discounts or credits to customers; or

(u)(i) agree to do any of the things described in the preceding clauses (a)-(u), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more material covenants required hereunder to be performed by the Company.

For purposes of this Section 5.3, “Company Material Contract” includes any Contract arising subsequent to the Agreement Date that would have been required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13 had such Contract been in effect on the Agreement Date.

5.4 Regulatory Approvals. The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Parent of any material communication between the Company or its Subsidiaries and any Governmental Authority regarding any of the transactions contemplated hereby. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with Parent.

5.5 Litigation. The Company shall notify Parent in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be threatened against the Company or its Subsidiaries or any of its officers, directors, employees or stockholders in their capacity as such.

5.6 No Other Negotiations.

(a) The Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, stockholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Parent) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding the Company or its Subsidiaries to any Person (other than Parent and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.6); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Parent and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.6); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Parent and its agents and advisors) to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Company and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction, provided, however, that in the event the Company receives an unsolicited proposal with respect to such a transaction from any Person (other than Parent and its designees), the Company may, to the extent it is required to do so by applicable fiduciary duties confirmed by advice of counsel to that effect, (a “Superior Proposal”) enter into discussion or transactions with or provide information to such Person. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.6(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.6(a).

(b) The Company shall notify Parent within 24 hours after receipt by the Company (or, to the Company’s knowledge, by any of the Company Representatives) of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to the Company or its Subsidiaries or for access to any of the properties, books or records of the Company or its Subsidiaries by any Person or Persons other than Parent (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Parent fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Parent a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider any Alternative Transaction. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

5.7 Access to Information. The Company shall allow Parent and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s and its Subsidiaries’ taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement between the Company and Parent (the “Confidentiality Agreement”). The Company shall cause its accountants to cooperate with Parent and Parent’s agents and advisors in making available all financial information reasonably requested by Parent and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants.

5.8 Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1 and 8.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.9 Notices to Company Securityholders and Employees.

(a) To the extent possible, the Company shall timely provide to holders of Company Capital Stock, Company Options and Company Warrants all advance notices required to be given to such holders in connection with this Agreement, the Certificate of Merger, the Merger and the transactions contemplated by this Agreement, the Certificate of Incorporation, under the Company Option Plan, the Company Warrants or other applicable Contracts and under Applicable Law.

(b) The Company shall give all notices and other information required to be given by the Company to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

ARTICLE VI

PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, Parent covenants and agrees with the Company as follows:

6.1 Advice of Changes. Parent shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Merger Sub contained in Article IV untrue or inaccurate such that the condition set forth in Section 8.3 would not be satisfied, or (b) any breach of any covenant or obligation of Parent or Merger Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 8.3 would not be satisfied, (c) any Material Adverse Change in the Parent, Merger Sub or any of their respective Subsidiaries, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Parent, Merger Sub or any of their respective Subsidiaries or cause any of the conditions set forth in Section 8.3 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not be deemed to amend or supplement the Parent Disclosure Schedule.

6.2 Regulatory Approvals. Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any

Parent Ancillary Agreement or any Merger Sub Ancillary Agreement. Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Parent with respect to such authorizations, approvals and consents. Parent shall promptly inform the Company of any material communication between Parent and any Governmental Authority regarding any of the transactions contemplated hereby. If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Parent shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Parent nor any of its Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Subsidiaries or Affiliates or the Company, or the holding separate of the shares of Company Common Stock or (ii) the imposition of any limitation on the ability of Parent or any of its Subsidiaries or Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

6.3 Satisfaction of Conditions Precedent. Parent shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 8.1 and 8.3, and Parent shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement as soon as reasonably practical.

6.4 Litigation. Parent shall notify the Company in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by Parent to be threatened against Parent or its Subsidiaries or any of its officers, directors, employees or stockholders in their capacity as such.

6.5 Maintenance of Business.

(a) The Parent shall use its commercially reasonable efforts to carry on and preserve the Parent Business and its Subsidiaries’ business relationships with customers, advertisers, suppliers, employees and others with whom the Parent has contractual relations. If the Parent becomes aware of any deterioration in the relationship with any customer, key advertiser, key supplier or employee, it shall promptly bring such information to the Company’s attention in writing and, if requested by the Company, shall exert commercially reasonable efforts to promptly restore the relationship.

(b) The Parent and its Subsidiaries shall (i) pay all of their debts and taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform their other Liabilities when due.

6.6 Conduct of Business. The Parent shall continue to conduct, and shall cause its Subsidiaries to conduct, the Parent Business in the ordinary and usual course consistent with its and their past practices, and the Parent shall not, and shall cause its Subsidiaries to not, without the Company’s prior written consent, except in connection with any activities to effect the provisions of this Agreement:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b)(i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(d) sell, lease, license, transfer or dispose of any assets material to the Parent Business (except for sales or licenses of products in the ordinary course of business consistent with its past practices);

(e) change any of its accounting methods;

(f) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

(g) terminate, waive or release any material right or claim;

(h) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Company Common Shares or Parent Preferred Stock pursuant to the exercise of outstanding Parent Options on or prior to the Agreement Date;

(i) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(j) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity, acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(k) amend the Parent certificate of incorporation or bylaws;

(l) license any of its technology or Intellectual Property (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices, provided that under no circumstances shall the Parent enter into any software escrow or similar agreement or arrangement), or acquire any Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than One Thousand Dollars ($1,000) per copy);

(m) materially change any insurance coverage;

(n) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(o)(i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(p)(i) pay, discharge or satisfy, in an amount in excess of Twenty-Five Thousand Dollars ($25,000) in any one case or Fifty Thousand Dollars ($50,000) in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Parent Financial Statements or (2) making any capital expenditures, capital additions or capital improvements;

(q) materially change the manner in which it extends warranties, discounts or credits to customers; or

(r)(i) agree to do any of the things described in the preceding clauses (a)-(q), (ii) take or agree to take any action which would reasonably be expected to make any of the Parent or Merger Sub’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Parent or Merger Sub from performing or cause the Parent or Merger Sub not to perform one or more material covenants required hereunder to be performed by the Company.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Market Stand-Off.

(a) Lock-Up Period; Agreement. In connection with the public offering of new Parent’s securities undertaken by Parent pursuant to a registration statement filed by Parent within 90 days after the Effective Time and upon request of Parent or the underwriters managing such offering of Parent’s securities, each Holder of Merger Securities, and each member of the Board of Directors of the Parent and the members of management of the Parent set forth on Exhibit C (the “Management”) with regard to the securities which each of them hold (the “Management Securities”), agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Merger Securities or Management Securities, as applicable, without the prior written consent of Parent or such underwriters, as the case may be, for such period of time commencing on the effective date of such registration statement as may be requested by Parent or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of Parent’s follow-on offering and ending 180 days from the effective date of such registration statement, subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with Rule 2711 of the National Association of Security Dealers, Inc. and Rule 472(f)(4) of the New York Stock Exchange (the “Lock-Up Period”); provided, however, that upon 90 days after the effective date of such registration statement and upon the consent of the underwriters, the parties subject to the Lock-Up Period shall be permitted to sell or otherwise dispose of 5% of the Merger Securities or Management Securities, as applicable, on a pro rata basis; and provided further that the parties subject to the Lock-Up Period shall be permitted to sell or otherwise dispose of 2.5% of the Merger Securities or Management Securities, as applicable, every two weeks thereafter on a pro rata basis; with both of such provisos subject to the consent of such underwriters, only in attempt to provide the best conditions for the success of such public offering. For purposes of clarification, no more than one such extension of the Lock-Up Period may occur. For the purposes of this section, the pro rata percentage shall be calculated as the sum of (i) the number of shares of Merger Securities or Management Securities held by the Holder or the member of the Management, as applicable, divided by (ii) the number of shares of Merger Securities or Management Securities held by all Holders and the Management subject to the Lock-up Period. The Chief Executive Officer, Chief Financial Officer and the Chief Accounting Officer of the Parent will notify the Holders and the Management regarding the number of pro rata shares that such Holders and Management are permitted to sell. Notwithstanding the foregoing, if (A) the Parent does not file the registration statement within 90 days after the Effective Time or (B) the Parent files the registration statement and the SEC has not declared the registration effective within one-hundred fifty (150) days of the initial filing, the provisions and restrictions under this Section 7.1 shall have no force or effect.

(b) Limitations. The obligations described in Section 7.1(a) shall not apply to: (i) a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act; (ii) shares of Parent Common Stock acquired by a Holder directly from the underwriters in a registered public offering of Parent’s securities; or (iii) shares of Parent Common Stock acquired by a Holder in an established trading market from any party other than Parent.

7.2 Approval of the Company Stockholders. Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and the Company Charter Documents to obtain the Stockholder Approvals approving the Merger as soon as practicable.

7.3 Sale of Shares Pursuant to Regulation D. The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the holders of the Series AA Preferred Stock and Series BB Preferred Stock and the holders of Company Warrants pursuant to Section 2.1 hereof shall constitute “restricted securities” under the Securities Act. All such holders shall be accredited investors. The certificates of Parent Common Stock shall bear the legend set forth in Section 2.7. It is acknowledged and understood that Parent is relying on certain written representations made by each holder of Series AA Preferred Stock, Series BB Preferred Stock and Company Warrants. Company will use its commercially reasonable efforts to cause each holder of Series AA Preferred Stock, Series BB Preferred Stock and Company Warrants to execute and deliver to Parent an Investor Representation Statement in the form attached hereto as Exhibit B (the “Investor Representation Statement”) prior to the Closing Date.

7.4 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. Company shall take such steps as may be necessary to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

7.5 Registration of Shares of Parent Common Stock Issued in the Merger.

(a) Parent shall cause the Merger Securities to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall use all commercially reasonable efforts to prepare and file a registration statement under the Securities Act (the “Registration Statement”) with the SEC by December 9, 2009 and use all commercially reasonable efforts to cause the Registration Statement to become effective as soon as possible after the filing thereof, and in any event shall cause the Registration Statement to become effective within four (4) months after the Effective Time. Each Holder shall provide all such information and materials to Parent and take all such action as may be required in order to permit Parent to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Parent with respect to such Holder pursuant to this Section 7.5. The offering made pursuant to such registration shall not be underwritten.

(b) Parent shall (i) prepare and file with the SEC the Registration Statement in accordance with Section 7.5(a) hereof with respect to the shares of Merger Securities and shall use all commercially reasonable efforts to cause the Registration Statement to remain effective for a period ending on the first to occur of (a) the date all of the shares registered thereunder and not previously sold by the Holders may be sold under Rule 144 in one three-month period (assuming compliance by the Holders and Parent with the provisions thereof) or (B) two (2) years after the Effective Time; provided, however, for this subsection (B), if the Parent exercises its Suspension Right (as defined below), the period for the effective time of the Registration Statement shall be extended beyond the two (2) years by the cumulative period of time in which the Parent has suspended open market offers and sales of Merger Securities; (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement until the termination of effectiveness of the Registration Statement; and (iii) furnish to each Holder such number of copies of any prospectus (including any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the Merger Securities to be offered and sold, but only while Parent shall be required under the provisions hereof to cause the Registration Statement to remain current.

(c) Notwithstanding any other provision of this Section 7.5, Parent shall have the right at any time to require that all Holders suspend further open market offers and sales of Merger Securities for a period not to exceed ninety (90) days, if, in the reasonable judgment of Parent after consultation with counsel, there is in existence material undisclosed information or events with respect to Parent the disclosure of which would be seriously detrimental to Parent (the “Suspension Right”); provided, however, that Parent shall not exercise this Suspension Right more than once in any twelve (12) month period. In the event Parent exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Parent or until such time as the information or event is no longer material, each as determined in good faith by Parent after consultation with counsel, but in no event shall any single suspension continue for more than 90 consecutive days. Parent will promptly give notice, in a writing signed by an executive officer of Parent of any such suspension (the “Suspension Notice”). Parent agrees to notify the Holders promptly upon termination of the suspension (the “Resumption Notice”).

(d) Parent shall pay all of the out-of-pocket expenses, other than underwriting discounts and commissions, if any, incurred in connection with any registration of Merger Securities pursuant to this Section 7.5, including, without limitation, all registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, the fees and disbursements of Parent’s outside counsel and independent accountants and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of Parent, which approval shall not be unreasonably withheld.

(e) To the fullest extent permitted by law, Parent will indemnify, defend, protect and hold harmless each selling Holder, each underwriter of Parent Common Stock being sold by such Holders pursuant to this Section 7.5, each Person, if any, who controls any such Holder or underwriter within the meaning of the Securities Act or the Exchange Act and their respective affiliates, officers, directors, partners, successors and assigns (each a “Holder Indemnitee”) against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each such Holder Indemnitee for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact in any Registration Statement and any prospectus filed pursuant to Section 7.5 or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by Parent of any rule or regulation promulgated under the Securities Act, the Exchange Act, or under any other statute or at common law or otherwise and relating to action or inaction required of Parent in connection with such registration; provided, however, that Parent shall not be liable to any such Holder Indemnitee in respect of any claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission, made in reliance upon and in conformity with information furnished to Parent by such Holder Indemnitee specifically for use in connection with such registration statement and prospectus or post-effective amendment.

(f) To the fullest extent permitted by law, each selling Holder of Merger Securities registered in accordance with Section 7.5 will indemnify Parent, each Person, if any, who controls Parent within the meaning of the Securities Act or the Exchange Act, each underwriter of Parent Common Stock and their respective affiliates, officers, directors, partners, successors and assigns (each a “Parent Indemnitee”) against any actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will promptly reimburse each Parent Indemnitee for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any Registration Statement and any prospectus filed pursuant to Section 7.5 or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to Parent by such Holder specifically for use in connection with such registration statement, prospectus or post-effective amendment; provided, however, that the obligations of each such selling Holder hereunder shall be limited to an amount equal to the proceeds to such Holder from the sale of such Holder’s Merger Securities as contemplated herein.

(g) Each Person entitled to indemnification under this Section 7.5 (a “Registration Indemnified Person”) shall give notice to the party required to provide indemnification (the “Registration Indemnifying Person”) promptly after such Registration Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Registration Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Registration Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Registration Indemnified Person (whose approval shall not unreasonably be withheld), and the Registration Indemnified Person may participate in such defense at such party’s expense (unless the Registration Indemnified Person has reasonably concluded that there may be a conflict of interest between the Registration Indemnifying Person and the Registration Indemnified Person in such action, in which case the fees and expenses of one counsel for such Registration Indemnified Person(s) shall be at the expense of the Registration Indemnifying Person), and provided further that the failure of any Registration Indemnified Person to give notice as provided herein shall not relieve the Registration Indemnifying Person of its obligations under this Section 7.5 except to the extent the Registration Indemnifying Person is materially prejudiced thereby. No Registration Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Registration Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Registration Indemnified Person of a release from all liability in respect to such claim or litigation. Each Registration Indemnified Person shall furnish such information regarding itself or the claim in question as a Registration Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(h) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which Parent or any Holder makes a claim for indemnification pursuant to this Section 7.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 7.5 provides for indemnification, in such case, then Parent and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of Parent on the one hand and of the Holder on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be permitted by applicable law and reflect as nearly as possible the allocation provided herein. The relative fault of Parent on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Parent on the one hand or by the Holder on the other, and each party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in any such case (i) no Holder will be required to contribute any amount in excess of the proceeds received by such Holder from the sale of Merger Securities pursuant to the Registration Statement; and (ii) no Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(i) In no event shall Parent provide registration rights to any other Person superior to or on parity with the rights provided in this Section 7.5.

7.6 Directors’ and Officers’ Indemnification and Insurance.

(a) The Parent shall, or shall cause the Surviving Corporation to, fulfill and honor the obligation of the Company to the Company’s present and former directors and officers (the “Indemnified Directors and Officers”) pursuant to the terms of the Company’s Certificate of Incorporation and Bylaws.

(b) Notwithstanding anything else set forth in this Agreement, this Section 7.6 (i) shall survive the consummation of the Merger, (ii) is intended to benefit the Indemnified Directors and Officers and their respective heirs and (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against the Parent or the Surviving Corporation first arising after the Closing Date by contract or otherwise. This Section 7.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Director and Officer under this Section 7.6 without the written consent of such affected Indemnified Director and Officer.

(c) From the Effective Time until the sixth anniversary of the Effective Time, neither the Parent nor the Surviving Corporation shall take any action to terminate any liability insurance that the Company acquires and fully pays for prior to the Effective Time with respect to claims arising against the Company’s officers and directors with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time (the “Tail Policy”); provided that the Surviving Corporation may, but under no circumstances shall be obligated to, substitute a policy of at least the same coverage containing terms and conditions that, in the aggregate, are no less advantageous. The Company shall purchase the Tail Policy, which for clarity, would constitute a Merger Expense.

7.7 Employees. Immediately after the Effective Time, and for such period of time as it determines in its sole discretion, Surviving Corporation shall continue the at-will employment of such of the Company’s employees as it determines on terms and conditions commensurate with similarly situated employees of Parent or Parent’s Affiliates. Such employees who are employed by Surviving Corporation shall receive credit for service with the Company and its Subsidiaries (including credit with predecessors recognized by the Company and its Subsidiaries) for purposes of all employee benefit plans and programs offered by the Company, including but not limited to paid time off. Prior to the Closing, the Company shall take all required corporate action to terminate the Company’s 401(k) plan, and shall communicate the fact of such terminations to all such employees. Prior to the Closing, the Company shall communicate to those Company employees in the U.S. that are continuing as employees in the U.S. of the Surviving Corporation that the Company’s current verbal policy of providing severance and COBRA benefits upon termination will no longer be applicable; provided, however, the foregoing shall not apply to any non-U.S. employees or any employee with an existing contract providing for severance payments as of the Agreement Date. After the Effective Time and upon the availability of shares under the Parent Option Plans which can be issued in accordance with all applicable securities and other laws and regulations, Parent shall grant to each of the employees of Surviving Corporation and its Subsidiaries a stock option award or other equity award with respect to Parent stock with terms and conditions and for numbers of shares that are consistent with stock option awards or other equity awards to other similarly situated employees of Parent or Parent’s Affiliates; subsequent awards to such employees shall be as determined in the sole discretion of Parent. The employment of the current Chief Executive Officer and the Chief Financial Officer of the Company shall terminate at the Effective Time, and such individuals shall not become employees of Surviving Corporation or any of its Affiliates. The Chief Executive Officer and Chief Financial Officer of the Company and those other individuals set forth on Schedule 7.7 attached hereto shall receive such COBRA benefits set forth opposite their names on Schedule 7.7 which shall be paid for by the Parent.

7.8 Reorganization. Each of Parent, Merger Sub and the Company intends and shall use its commercially reasonable efforts to cause the Merger to qualify and will not take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368 of the Code.

ARTICLE VIII

CONDITIONS TO CLOSING OF MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the Certificate of Merger in accordance with the terms of Section 2.3, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained.

(b) Company Stockholder Approvals. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by Applicable Law and the Company Charter Documents, each as in effect on the date of such approval and adoption, by the requisite vote of the holders of Company Capital Stock.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of the Company by Parent after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Authority or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(d) No Litigation. There shall not be pending or threatened any suit, action or proceeding against the Company or Parent by any Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent’s

Subsidiaries of any material portion of any business or of any assets of Company, Parent or any of Parent’s Subsidiaries, or to compel Company, Parent or any of Parent’s Subsidiaries to divest or hold separate any material portion of any business or of any assets of Company, Parent or any of Parent’s Subsidiaries, as a result of the Merger or (iii) seeking to prohibit Parent or any of Parent’s Subsidiaries from effectively controlling in any material respect the business or operations of the Company upon the Effective Time.

8.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date, except (A) for any failure to be so true and correct which has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect of the Company, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, subject to the qualification set forth in the immediately preceding clause (A)); and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

(d) Approval of Increase of Shares under Stock Option Plan. The holders of Series AA and Series BB Preferred Stock who will hold at least 90% of the Total Available Merger Consideration immediately after the Closing shall have executed the written consent attached hereto as Exhibit D.

(e) Termination, Modification or Satisfaction of Company Stockholder Documents and Rights. Each of the agreements identified on Section 8.2(e) of the Company Disclosure Schedule shall have been terminated, effective as of the Closing, in accordance with their respective terms. The parties entitled to any indemnification obligation of the Company pursuant to the stock purchase agreements for the Series AA Preferred Stock or the Series BB Preferred Stock shall have waived all of their respective rights to such indemnification obligation, effective as of, and contingent upon, the Closing.

(f) Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time. The current Chief Executive Officer of the Company shall have been terminated effective as of the Effective Time.

(g) Acknowledgement of Severance Payment. The current Chief Executive Officer of the Company and the current Chief Financial Officer of the Company shall have signed a certification that any cash severance due to them has been paid in full. In addition, the Parent shall pay the COBRA benefits set forth in Schedule 7.7 attached hereto employees who are terminated (including the current Chief Executive Officer of the Company and the current Chief Financial Officer of the Company). Severance amounts set forth in Section 8.2(i)(ii) hereto include the payments for the COBRA benefits set forth in Schedule 7.7 for the current Chief Executive Officer of the Company and the current Chief Financial Officer of the Company.

(h) Merger Expenses. PageMill Partners, and all counsel and accountants to Company shall certify in writing the amount of any fees owed to or paid to them by the Company in conjunction with the Merger such that such amounts do not exceed the amounts provided for in Section 8.2(i).

(i) Net Working Capital.

(i) Parent acknowledges and agrees that the current net working capital as of the Agreement Date is positive $754,000.

(ii) After the Agreement Date, the only expenses of the Company to take place through Closing out of the current net working capital are as follows: PageMill Partners — $500,000; accountants — $55,000; legal — $215,000; severance for the current Chief Executive Officer of the Company — $575,000; Tail Policy — $44,000; license fee for Cadence — $25,000; lost lease deposit — $30,000; severance for current Chief Financial Officer — $165,000; and severances for other employees — $246,000. This is a total of negative $1,855,000.

(iii) Therefore in adding (i) and (ii) above, the Parent acknowledges and agrees the Company has when applied against current net working capital as of the Agreement Date through the Closing an amount no worse than negative $1,500,000.

(j) Closing Merger Expense Certificate. Parent shall have received the Closing Merger Expense Certificate from the Company.

(k) Spreadsheet. Parent shall have received the Spreadsheet accompanied by a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the Spreadsheet is true, complete and accurate as of the Closing Date and immediately prior to the Effective Time; provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Spreadsheet is accurate and shall not diminish Parent’s remedies hereunder if the Spreadsheet is not accurate.

(l) Company Good Standing Certificates. Parent shall have received a certificate from the Office of the Secretary of State of the State of Delaware and each other State in which the Company is qualified to do business as a foreign corporation certifying that the Company is in good standing and that all applicable taxes and fees of the Company through and including the Closing Date have been paid.

(m) FIRPTA. Parent, as agent for the stockholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance required under Treasury Regulation 1.897-2(h) and reasonably satisfactory to Parent, which shall be dated as of the Closing Date and states that shares of Company Common Stock do not constitute “United States real property interests” under Section 897(c) of the Code because the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(n) Termination of 401(k) Plan. The Company shall have taken all required corporate action to terminate the Company’s 401(k) plan.

8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date, except (A) for any failure to be so true and correct which has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect of Parent or Merger Sub, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, subject to the qualification set forth in the immediately preceding clause (A)); and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(c) Stock Restrictions. The Parent Common Shares must be publicly traded and no stop order suspending trading of the Parent Common Shares shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC. There shall be no fact or condition reasonably expected to result in the Parent’s inability to cause the Registration Statement to become effective in accordance with Section 7.5.

(d) Deposit of Shares. Parent shall have deposited the Merger Consideration with the Exchange Agent for the benefit of the Company Stockholders.

(e) Net Working Capital.

(i) Parent acknowledges and agrees that the current net working capital as of the Agreement Date is positive $754,000.

(ii) After the Agreement Date, the only expenses of the Company to take place through Closing out of the current net working capital are as follows: PageMill Partners — $500,000; accountants — $55,000; legal — $215,000; severance for the current Chief Executive Officer of the Company — $575,000; Tail Policy — $44,000; license fee for Cadence — $25,000; lost lease deposit — $30,000; severance for current Chief Financial Officer — $165,000; and severances for other employees — $246,000. This is a total of negative $1,855,000.

(iii) Therefore in adding (i) and (ii) above, the Parent acknowledges and agrees the Company has when applied against current net working capital as of the Agreement Date through the Closing an amount no worse than negative $1,500,000.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

9.2 Unilateral Termination.

(a) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight in Palo Alto, California on November 15, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VIII to be fulfilled or satisfied on or before such date.

(c) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has committed a breach of (i) any of its representations and warranties under Article III or Article IV, as applicable, or (ii) any of its covenants under Article V or Article VI, as applicable, and has not cured such breach within ten (10) business days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article VIII, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d) Parent, by giving written notice to the Company, may terminate this Agreement if (i) the Company’s Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, or (iii) if an inquiry, offer or proposal for an Alternative Transaction shall have been made and the Company’s Board of Directors of the Company in connection therewith does not within ten (10) business days of Parent’s request to do so reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction.

(e) The Company, by giving written notice to Parent, may terminate this Agreement (at any time prior to the approval and adoption of this Agreement by the required vote of the stockholders of the Company) if the Company has received a Superior Proposal and the Board of Directors of the Company determines in its good faith judgment, confirmed by advice of outside legal counsel, that it is required to recommend or accept such Superior Proposal provided that the Company complies with the provisions of Section 5.7.

9.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (i) the provisions of this Section 9.3 (Effect of Termination) and Article XI (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party’s representations, warranties or covenants contained herein.

ARTICLE X

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1 No Survival. If the Merger is consummated, none of the representations and warranties of the parties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Merger. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

ARTICLE XI

MISCELLANEOUS

11.1 Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, the interpretation and enforcement of the rights and duties of the parties hereto and the consummation and effects of the Merger.

11.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

11.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories. This Agreement may be executed and delivered by one party hereto to the other parties hereto by facsimile or e-mail transmission of a photocopy of the original signature page hereto, and upon receipt of such facsimile or e-mail transmission by the other parties hereto, the photocopy of the original signature page included in such facsimile or e-mail transmission will be deemed to have the same effect as if the original signature had been delivered to the other parties. The parties shall endeavor to exchange the original signature copies, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

11.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

11.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 11.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Parent, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

11.7 Expenses. As otherwise provided herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

11.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 11.9:

If to Parent or Merger Sub:

GigOptix Inc.

2400 Geng Road

Palo Alto, CA 94301

Attention: Chief Executive Officer

Fax No.: (650) 424-1938

with a copy to:

Nixon Peabody LLP

200 Page Mill Road, 2nd Floor

Palo Alto, CA 94306

Attention: Jeffrey Selman

Fax No.: (866) 438-3891

If to the Company:

ChipX, Incorporated

2323 Owen Street

Santa Clara, CA 95054

Attention: Chief Financial Officer

Fax No.: (408) 988-2449

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Allison Leopold Tilley

Fax No.: (650) 233-4545

11.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

11.11 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement. Notwithstanding the foregoing, the following shall be third party beneficiaries: (a) each holder of Series AA Preferred Stock, Series BB Preferred Stock and Company Warrants, (b) the directors and officers of the Company as of the date hereof with respect to Section 7.6 and (c) the parties listed on Schedule 7.7 with respect to Section 7.7.

11.12 Public Announcement. Company shall not make any public announcement of any kind regarding the terms of this Agreement and the transactions contemplated hereby. Following the date hereof, Parent may issue such press releases, and make such other public disclosures regarding the Merger, as it determines are required or deems appropriate. The Company and Parent each confirm that they have entered into the Confidentiality Agreement and that, subject to the preceding sentence, they are each bound by, and shall abide by, the provisions of such Confidentiality Agreement; provided, however, that Parent shall not be bound by such Confidentiality Agreement after the Closing. If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

11.13 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

11.14 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GIGOPTIX INC.		CHIPX, INCORPORATED

By:	/s/ Avi Katz	By:	/s/ Amnon Fisher
Name:	Avi Katz	Name:	Amnon Fisher
Title:	President & Chief Executive Officer	Title:	President & Chief Executive Officer

AHOY ACQUISITION CORPORATION

By:	/s/ Avi Katz
Name:	Avi Katz
Title:	President & Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]